Forum Energy Technologies Divests ABZ and Quadrant Valve Brands

HOUSTON-(BUSINESS WIRE)- January 4, 2021 – Forum Energy Technologies, Inc. (NYSE: FET) today announced that on December 31, 2020 it completed the sale of assets associated with its ABZ and Quadrant valve brands to Anvil and Smith-Cooper International. Total consideration for the transaction was $105 million in cash. As part of the transaction, Anvil and Smith-Cooper will employ the ABZ and Quadrant employees primarily located at the operations located in Madison, Kansas and Broussard, Louisiana.

Cris Gaut, Forum’s Chairman and Chief Executive Officer, commented, “This important transaction significantly improves our liquidity and financial flexibility, and continues the improvements made to Forum’s capital structure during 2020. Pro-forma for the sale proceeds, our net debt would be reduced by over one-third from the $308 million level at September 30, 2020. In 2021 we will remain focused on further improving our financial position and continuing quarterly positive free cash flow.

I am enthusiastic about Forum’s strategic positioning and future for a number of reasons:
•Our cash balance equates to more than 150% of our equity market capitalization;
•The further cost reduction measures we announced in our third quarter 2020 earnings call will improve our profitability and further enhance our earnings leverage as revenue grows;
•We expect our revenues to remain highly correlated with the recovering level of drilling and completion activity; and
•Our balance sheet, with significant cash on hand, a virtually undrawn credit facility that matures in late 2022 and convertible notes maturing in 2025, positions Forum to thrive in this opportunity-rich market environment.

In 2020, the ABZ and Quadrant product families generated revenues of approximately $42 million and made an EBITDA contribution of approximately $12 million. In each of 2018 and 2019, ABZ and Quadrant represented approximately 15% of the Adjusted EBITDA contribution from all Forum product lines, before corporate costs. This divestiture increases Forum’s focus on the growing level of drilling and completion activity, with the U.S. drilling rig count up by over 40% since August 2020.

The teams at ABZ and Quadrant have been a part of the Forum family since 2010 and we are grateful for their contribution over these many years. These brands will prove complementary to

Anvil and Smith-Cooper International and we believe the ABZ and Quadrant employees will see new and expanding opportunities as a result.”

Anvil and Smith-Cooper International is a global provider of high-quality pipe connection, support system, fire protection, fabrication, and flow control products and services to the commercial, industrial, manufacturing, oil and gas, and power generation industries.  The Company’s portfolio of brands includes AFCON®, Anvil, Anvil EPS, Basic-PSA, Beck, Catawissa, Cooplok, Cooplet, FlexHead, FPPI, Gruvlok, J.B. Smith, Merit, Megawatt, North Alabama Pipe, SCI, Sharpe, SPF, and SprinkFLEX.  Anvil and Smith-Cooper International has headquarters in Commerce, CA, and Exeter, NH, with manufacturing and distribution locations strategically located throughout North America.  For more information, please visit www.anvilintl.com.

Forum Energy Technologies is a global oilfield products company, serving the drilling, downhole, subsea, completions and production sectors of the oil and natural gas industry.  The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.

Forward Looking Statements and Other Legal Disclosure

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations regarding positive impacts of cost reduction measures, drilling and completion activity and Forum’s ability to capitalize on opportunities in the current market environment.

These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the severity and duration of the COVID-19 pandemic and related repercussions resulting from the negative impact on demand for oil and gas, the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company’s ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and natural gas industry, governmental regulation and taxation of the oil and natural gas industry, the company’s ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business, and other important factors that could cause actual results to differ materially from those projected as described in the company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact
Lyle Williams – EVP and Chief Financial Officer
713.351.7920
Lyle.Williams@F-E-T.com